EXHIBIT 99


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First Carnegie Deposit                   Contact:          Walter G. Kelly
Carnegie, Pennsylvania                                     President
                                                           (412) 276-2424




                             FIRST CARNEGIE DEPOSIT
                  ANNOUNCES COMPLETION OF STOCK HOLDING COMPANY
                                 REORGANIZATION

         Carnegie, Pennsylvania -- October 29, 1998 (Nasdaq "SKBO") -- Walter G. Kelly, President of First Carnegie Deposit (the "Bank"), announced that the Bank has completed its reorganization to the stock holding company form of organization. In connection with the reorganization, stockholders of the Bank will exchange their shares of common stock in the Bank for shares of common stock in Skibo Financial Corp., a newly formed federal corporation, on a three-for-two basis. Upon completion of the reorganization, there will be approximately 3,450,000 shares of common stock of Skibo Financial Corp. issued and outstanding. Skibo Bancshares, M.H.C. will own 55% of the outstanding stock of Skibo Financial, the stock holding company.

         Beginning Friday, October 30, 1998, Skibo Financial Corp. will succeed the Bank's common stock in the over-the-counter market on the Nasdaq SmallCap Market and, for the first 20 trading days, will trade under the symbol "SKBOD." Upon the expiration of the 20-day period, the common stock will trade under the Bank's old symbol "SKBO."

         Skibo Financial Corp. will file periodic financial reports with the Securities and Exchange Commission.

         The Bank, a federally chartered savings bank, operates three offices in the Pittsburgh area. At September 30, 1998, the Bank had total assets of $143.9 million, total deposits of $75.9 million and total stockholders' equity of $24.6 million.